CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Trustees and Shareholders

Wells Fargo Master Trust

We consent to the use of our report dated April 27, 2016 for Wells Fargo Diversified Fixed Income Portfolio, Wells Fargo Diversified Stock Portfolio, and Wells Fargo Short-Term Investment Portfolio (formerly known as Wells Fargo Advantage Diversified Fixed Income Portfolio, Wells Fargo Advantage Diversified Stock Portfolio, and Wells Fargo Advantage Short-Term Investment Portfolio), three of the funds comprising the Wells Fargo Master Trust, incorporated herein by reference and to the reference to our firm under the heading “Item 27: Financial Statements” in the Statement of Additional Information.

/s/ KPMG LLP

Boston, Massachusetts

June 27, 2016